                                                                    Exhibit 12.2


                          Hanover Equipment Trust 2001B
                Computation of Ratio of Earnings to Fixed Charges
                  (Amounts in thousands of dollars) (unaudited)



                                                 For the Three            For the Period from
                                                 Months Ended         August 16, 2001(Inception)
                                                 March 31, 2002           to December 31, 2001
                                                ----------------       ---------------------------
Earnings:
 Net income (pretax)                                $  196                         $  290
Add:                                                 5,901
Interest on rental equipment                        ------                          7,413
                                                     6,097                         -------
   Earnings                                         ------                          7,703
                                                                                   -------

Fixed charges: Interest on rental equipment          5,901                          7,413
                                                    ------                        -------
Ratio of earnings to fixed charges                    1.03                           1.04
                                                    ======                        =======